Exhibit 99.2

Non-GAAP Disclosures

Dollar General Corporation (the “Company”) is publicly disclosing the information below for the reasons set forth in the Company’s April 12, 2007 press release.

The Company has included below certain “non-GAAP financial measures,” as that term is defined by the SEC in Regulation G, as well as the reconciliations of those measures to the most comparable measures derived in accordance with generally accepted accounting principles (“GAAP”). Non-GAAP financial measures should not be considered a substitute for any measures derived in accordance with GAAP.

Certain numbers in this disclosure are taken from the Company’s audited financial statements, but readers should refer only to the audited financial statements themselves to rely on audited results. Financial information and data reported herein may include audited data or data extracted from audited financial statements, but readers should not rely on such data as being audited unless specifically so designated. For audited financial information (including footnote disclosure), the reader is encouraged to refer to the Company’s periodic reports, which can be found on the SEC’s website located at www.sec.gov or on the “Investing—SEC Filings” portion of the Company’s website located at www.dollargeneral.com.

DOLLAR GENERAL CORPORATION
Reconciliation of Non-GAAP Financial Measures
Fiscal Year Ended February 2, 2007
($ in millions)

	As Reported	Adjusted

Net income	$137.9	$137.9
Interest expense, net	27.9	27.9
Income taxes	82.4	82.4
Operating Profit (EBIT)	248.3	248.3

Non-GAAP Adjustments
Impact of markdowns related to inventory clearance activities		160.0
Selling, general and administrative costs related to store closing and inventory clearance activities		33.1
Operating results of stores to be closed		14.9
Hurricane Katrina insurance proceeds		(13.0)
Hurricane Katrina expenses and write-offs		0.5
Asset impairments		0.8
Investment banking fees		1.0
Adjusted EBIT		445.6
Add: Depreciation and amortization	200.6	200.6
EBITDA	448.9	646.2
Add: Rent expense	343.9	319.5
EBITDAR	$792.8	$965.7

	Net Sales	Gross Profit	SG&A Expenses	Operating Profit

As Reported	$9,169.8	$2,368.2	$2,119.9	$248.3

Impact of Adjustments
Impact of markdowns related to inventory clearance activities	-	160.0	-	160.0
Selling, general and administrative costs related to store closing and inventory clearance activities	-	-	(33.1)	33.1
Operating results of stores to be closed	(274.2)	(60.5)	(75.4)	14.9
Hurricane Katrina insurance proceeds	-	-	13.0	(13.0)
Hurricane Katrina expenses and write-offs	-	-	(0.5)	0.5
Asset impairments	-	-	(0.8)	0.8
Investment banking fees	-	-	(1.0)	1.0
Adjusted	$8,895.6	$2,467.7	$2,022.1	$445.6
% Sales (adjusted)		27.7%	22.7%	5.0%